EXHIBIT 99.1

PAB Bankshares, Inc. Announces Second Quarter 2004 Dividend and Stock Buyback Plan

VALDOSTA, Ga., May 25, 2004 (PRIMEZONE) -- The Board of Directors for PAB Bankshares, Inc. (AMEX:PAB) today approved a quarterly dividend in the amount of $0.07 per share payable by July 15, 2004 to its stockholders of record on June 30, 2004. In addition, the Board of Directors authorized a plan to repurchase up to 400,000 shares of the Company's common stock.

Under the buyback plan, management will be authorized to purchase up to 400,000 shares of the Company's common stock over the next twelve-month period. The Company plans to purchase shares through the open market and privately negotiated transactions at prices deemed appropriate by management. The share size of the plan represents approximately 4.2% of the Company's total shares outstanding.

Through its subsidiary, The Park Avenue Bank, the Company operates 16 banking offices and 2 loan production offices in Georgia and Florida. The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company and the products and services offered through its subsidiary bank is available on the Internet at www.pabbankshares.com.

CONTACT:  PAB Bankshares, Inc.
          Michael E. Ricketson, President & CEO
          Donald "Jay" Torbert, Jr., Executive Vice-President & CFO
          (229) 241-2775
          (229) 241-2774, Fax